Exhibit 99.1

GrowLife Ignites Nationwide Launch Backed with Strategic Partnership and Growth Capital

The Company makes a transformative move to become the nation’s largest cultivation service provider, starting with a major expansion to 17 states, and new CANX partnership

SEATTLE, July 18, 2014 – GrowLife, Inc. (OTC: PHOT) aims to become the nation’s largest cultivation facility service provider for organics, greens and plant-based medicines. The Company announced today its first significant achievement towards that vision with the nationwide launch of its direct-to-cultivator sales network and automated replenishment services beginning in 17 states. Additional states will be added by the end of the year. GrowLife also announced a new strategic partnership with CANX USA LLC (CANX). The partnership with CANX provides financial resources to GrowLife under an expanded joint venture agreement that will support the Company’s national expansion, and mergers and acquisitions (M&A) initiatives.

“The most efficient way for us to take advantage of the explosive growth in the industry is to be proactive and bring our goods directly to our customers. Since June, we’ve developed and launched the first 17 states of our nationwide sales expansion plan,” said GrowLife President, Marco Hegyi. “Also, we’ve shed more than 60 percent in operating expenses from under performing retail and business units with this plan. This increases our ability to reach a significantly larger customer base, thus generating greater revenue at a much lower operating cost. We’ve passed on these savings to the customer as well.”

GrowLife activated its nationwide sales network initially servicing Arizona, California, Colorado, Connecticut, Delaware, District of Columbia, Maine, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Oregon, Pennsylvania, Rhode Island, Vermont and Washington. With GrowLife, specialty cultivation facilities can be assured they will have timely and reliable access to the industry’s premium supplies such as farming soil, plant nutrients, hydroponic equipment, and thousands more products.

“Building a cultivation facility requires huge investments in certified lighting, premium grade soil, and top nutrients,” said Daniel Curlyo of Cascade Crops. “We’re a GrowLife customer because we can’t afford to invest in supplies or services that could jeopardize the quality of our crops, or our government compliance status.”

Also announced today is an enhanced strategic partnership between GrowLife and CANX. The partnership, as agreed to under an amended joint venture, increases funding resources to three new and significant channels for GrowLife. In addition to its expansion efforts, GrowLife will apply these new funding resources to high-value, cash-flowing mergers and acquisitions that are critical to the business.

Under this partnership, CANX agrees to provide GrowLife with $10 million in working capital with secured loans, $12 million in GrowLife-direct M&A capital resources, and joint venture M&A financing exceeding the $40 million cap, imposed by the previous arrangement. All transactions must be approved by the joint venture and meet a pre-determined deal criteria.  Furthermore, CANX has waived defaults from the prior November 19, 2013 contract with GrowLife. In addition, the Company obtained waivers of default from other lenders, which were triggered by the trading halt back in April.

“We’ve removed many obstacles, distractions, and secured financial resources necessary to stabilize the company and launch 2.0,” said Hegyi. “CANX and GrowLife have come together under a revised agreement that gives us access to capital under favorable terms that are designed to mitigate risk, generate cash flow and return on investment. Except for resolving the class action and grey sheet matters, which we are pursuing, we’ve paid the price to take corrective action, cut about $160,000 in spending each month, and are now focused on building the nation’s largest cultivation product and service network.”

GrowLife offers high-quality supplies to commercial and independent cultivators across the nation to help ensure grows are safe, certified and produce premium results. As a result, GrowLife, along with its valued customers, is responsibly building a new high-growth economy that is keeping revenue accrued on our shores. GrowLife is now poised to capture a large share of the market while exercising a conservative financial structure that strengthens operations. Learn more about what’s happening at GrowLife from Hegyi here, or visit: www.GrowLifeInc.com.

About GrowLife, Inc.

GrowLife, Inc. (PHOT) (www.growlifeinc.com) aims to become the nation’s largest cultivation service provider for cultivating organics, herbs and greens and plant-based medicines. Our mission is to best serve more cultivators in the design, build-out and expansion of their facilities with products of high quality, exceptional value and competitive price. Through a nationwide network of local representative, regional centers and its e-Commerce team, GrowLife provides essential goods and services including media (farming soil), industry-leading hydroponics equipment, plant nutrients, and thousands more products to specialty grow operations in 17 states. GrowLife is headquartered in Seattle, WA and was founded in 2012.

Cautionary Language Concerning Forward-Looking Statements

This release contains “forward-looking statements” that include information relating to future events and future financial and operating performance.  The words “may,” “would,” “will,” “expect,” “estimate,” “can,” “believe,” “potential” and similar expressions and variations thereof are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which that performance or those results will be achieved.  Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to: fluctuations in demand for GrowLife’s products, the introduction of new products, the Company’s ability to maintain customer and strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of the Company’s liquidity and financial strength to support its growth, and other information that may be detailed from time-to-time in GrowLife’s filings with the United States Securities and Exchange Commission. Examples of such forward-looking statements in this release include statements regarding future sales, costs and market acceptance of products as well as regulatory actions at the State or Federal level.  For a more detailed description of the risk factors and uncertainties affecting GrowLife, Inc. please refer to the Company’s Securities and Exchange Commission filings, which are available at www.sec.gov.  GrowLife, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Media Relations:

Tina Qunell

GrowLife Communication Team

(206) 919-9652

tina@growlifeinc.com

Investor Relations:

Tina Qunell

Shareholders Support Team

(206) 919-9652

tina@growlifeinc.com